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                                                                   Exhibit 99.1

FOR:  IMMEDIATE RELEASE
CONTACT:  Edward P. Norris
       Chief Financial Officer
       (203) 356-9000


        STAMFORD, Conn., April 12, 1995 -- American Maize-Products Company (ASE:AZE) announced today that it has received a clarification of the order issued on April 10, 1995 by the Supreme Judicial Court of Maine. The Order of Clarification states, "Upon motion of American Maize-Products Company's request for clarification. The Order dated April 10, 1995 reports a final decision on the merits with an opinion to follow."

        The April 10, 1995 order enjoined American Maize from enforcing the deadline for Class B shareholders to exercise their preemptive rights to acquire additional Class B voting shares of American Maize and also enjoined American Maize from issuing any additional Class B voting shares "pending issuance of the final opinion of the Court." American Maize sought clarification of the April 10 order to determine whether it was the Court's final decision on the appeal or whether it was intended as a temporary stay pending its decision.

        The April 10, 1995 order was issued in connection with the appeal by William Ziegler, III, Chairman of the Board of American Maize, and First Fidelity Bank, co-trustee with Mr. Ziegler over certain Ziegler family trusts, denying preliminary injunctive relief against the issuance of authorized but unissued shares of American Maize Class B common stock to Eridania Beghin-Say, S.A. Pursuant to a merger agreement signed with American Maize, Eridania commenced a tender offer on February 28, 1995 for all outstanding shares of American Maize common stock at a price of $40 per share. In connection with the merger agreement, the parties entered into a stock purchase agreement pursuant to which Eridania agreed to purchase, at a price of $40 per share, all authorized but unissued shares of American Maize Class B common stock (an aggregate of 757,943 shares) which remained available for purchase following the exercise by holders of the Class B common stock of preemptive rights.

        American Maize, based in Stamford, Connecticut, produces corn sweeteners and a variety of specialty food and industrial starches at plants in Hammond, Indiana; Decatur, Alabama and Dimmitt, Texas. The Company also produces cigars and smokeless tobacco products at plants located in Jacksonville, Florida and Wheeling, West Virginia.

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